EXHIBIT 99.1
                                                             ------------


                                                          AAR CORPORATION
                                                       Moderator: AAR CEO
                                                     06-27-02/10:30 am CT
                                                    Confirmation # 602201
                                                                   Page 1



                               AAR CORPORATION

                             Moderator: AAR CEO
                               7 June 27, 2002
                                 10:30 am CT


   Operator:

                  Good day everyone and welcome to the 4th Quarter Earnings Release Conference Call. Just as a reminder, this conference is being recorded. At this time, for opening remarks and introductions, I'd like to turn this conference over to AAR Investor Relations. Please go ahead.

   AAR Investor Relations:

                  Thank you, Matt. Good morning ladies and gentlemen and thank you for taking the time to participate in this morning's conference call. Before we begin, we would like to remind you that certain of the comments made today relate to future events, which are forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995.

                  Please also refer to the forward-looking statements disclaimer contained in the press release issued this morning, as well as factors which may affect the future results discussed in our filings with the Securities and Exchange Commission.

                  By providing forward-looking statements, the company assumes no obligations to update the forward-looking statements to reflect events or circumstances after the date of such statement or to reflect the occurrence of anticipated or unanticipated events.

                  At this time, I would like to turn the call over to our President and CEO.

   AAR CEO: Thank you, Dawn, and good morning. With me today is our Chief Operating Officer and our Chief Financial Officer.


                                                          AAR CORPORATION
                                                       Moderator: AAR CEO
                                                     06-27-02/10:30 am CT
                                                    Confirmation # 602201
                                                                   Page 2


                  By now, you've all had an opportunity to review our results for the 4th Quarter Fiscal 2002 which reflect the challenging airline environment.

                  For the 4th quarter, the company reported a net loss of $2.7 million and diluted loss per share of 8 cents.
                  Net sales for the 4th quarter were $147.4 million, a slight increase from 143.5 in the 3rd quarter of this year.

                  The increase in sales over the 3rd quarter reflects higher demand for engine and airframe parts and component repair services. These increases were partially offset by lower sales compared to the 3rd quarter in our manufacturing and in Aircraft and Engine Sales and Leasing segments.

                  We are pleased to say that the month of May was the highest-sales month and most profitable since September -- and it was a profitable month. Compared to a year ago, our 4th quarter sales declined 33%, as most of our airline customers dramatically reduced their buying activity from prior year levels. This was most evident in our Aircraft and Engine Sales and Leasing segments which experienced an 87% drop in sales year-over-year reflecting the lack of big-ticket activity and new capital investments in the airline industry.

                  Although net earnings were down dramatically year-over-year, the impact of lower sales has been mitigated by lower operating expenses and interest costs, as we have taken quick and aggressive actions to reduce our costs structure and maintain our financial position.

                  Compared to the 3rd quarter of this year, sales in our inventory logistics services segment grew by 4.7% driven by increased demand by commercial customers seeking to replenish stock and higher sales in support of U.S. Military Logistics Support Contracts. Within this segment, we continue to experience an active deal flow for logistics support for the U.S. Military.

                  Also, since identifying the need to move to new technology support, 84% of our inventory has been acquired within the last 24 months, reflecting our move to support newer generation aircraft.


                                                          AAR CORPORATION
                                                       Moderator: AAR CEO
                                                     06-27-02/10:30 am CT
                                                    Confirmation # 602201
                                                                   Page 3


                  In our Maintenance Repair and Overhaul segments, sales increased over the 3rd quarter by 8.1%, reflecting higher sales of component repair services. We continue to develop new repair capabilities for new generation aircraft as well as regional jets, and are focusing on operational efficiencies such as plant consolidations to drive improved financial performance in this segment.

                  In the last report, you may recall, we talked about consolidating our landing gear facilities. We successfully consolidated the two facilities in the 4th quarter. We are in the process today of consolidating our two Long Island-based airframe component facilities and that should be achieved by September of this year.

                  In our manufacturing segment, sales of technical deployment products remain strong although they did decline somewhat from the particularly robust 3rd quarter. We expect strong sales of these products going forward.

                  Our consolidated gross profit margin during the 4th quarter was 14% up slightly from the 3rd quarter but still well below historical levels. Our gross profit margins continued to be soft, mainly as a result of lower volumes flowing through many of our facilities. As we consolidate certain facilities and as volume increases, we expect our gross profit margins to improve.

                  The outlook for Military Support which all of our segments remain strong. Sales to U.S. Government and contractors grew 15% during the fiscal year as we were successful in landing several new logistics support contracts which include parts supply and repair services.

                  Government sales now represent 25% of our consolidated sales. We expect growth in support of this market as we move forward.

                  Improvement for the airline is expected to be slow but steady, and we continue to operate in a challenging, yet opportunistic environment. We've reduced our costs structure, made strategic capital investments,


                                                          AAR CORPORATION
                                                       Moderator: AAR CEO
                                                     06-27-02/10:30 am CT
                                                    Confirmation # 602201
                                                                   Page 4


                  purchased inventory at attractive prices and have support for our key customers in every way possible.

                  We expect our financial performance to improve as the environment for our airline customers gets better.

                  That concludes the formal remarks section of the call. And I'd like to thank you for your time and open up the line for any questions you may have. Thank you.

   Operator:      Thank you.  Our question-and-answer session will be
                  conducted electronically today. If you do have a question or a comment for any of our speakers today, we'd like you to press star-1 on your touchtone phone at this time. Once again, if you do have a question or a comment, please press star-1 on your touchtone phone at this time.

                  We'll take your questions in the order that we receive them and we'll take as many questions as time permits. We'll now take a moment to assemble our roster.

   Participant:   Yes.  Good morning guys.

   AAR CEO:       Good morning.

   Participant:   First off, can you shed a little light on this growth
                  in the military business, you know, historically, it's been a very, very lumpy business. I guess it was predominantly about the containers and such. But it looks like you're getting into a lot of things that are more - can be counted on to be more consistent in nature, is that so? And to what extent has that become a majority portion of what you do there; how's that shaping up?

   AAR CEO: Yes, if you look at our military business, you really need to think of it in three different categories. One is manufacturing which, as you say, has historically been characterized by certain lumpiness in container orders. Today, that business is a little bit more consistent than it's been in the past. It does have some movement based on certain contracts and timing of those contracts.

                  The second areas are component maintenance business and airframe maintenance business. That business has been


                                                          AAR CORPORATION
                                                       Moderator: AAR CEO
                                                     06-27-02/10:30 am CT
                                                    Confirmation # 602201
                                                                   Page 5


                  fairly steady. It is somewhat subject to U.S. Government budgeting. We have, for instance, $3 million of F16 component in our New York facility that is awaiting government funding. We know the funding will be coming - these are the auxiliary drive gearboxes for the F16 aircraft. The parts will need to be put back on the aircraft in the fleet so that funding should be forth coming momentarily, but yet, we are waiting for the funding.

                  The third category, Logistics Support, has been growing in excess of 50% a year for the last three years. That business is fairly predictable, somewhat based on the government looking to transition away from managing these activities on their own to having third parties manage that activity on their behalf.

                  In this regard, we are principally serving as a subcontractor to the major systems providers such as Lockheed Martin, UTC and Northrop Grumman, and people of that nature. So that business, we believe, is definitely more predictable and we expect that business to continue to grow not just this year but for the next three or four years. That business - sales is about $35 million in total volume -- is in logistics fees.
                  We expect that business to be twice its size in the next three fiscal years.

   Participant:   Okay.  Could you comment briefly on - one of your items
                  here is your Cargo Landing Systems Agreement that you signed. Is that - with the surplus aircraft and everything, I could see that as either a good thing or a bad thing? Is that business on hold temporarily or is there more activity because there's more old aircraft around to convert?

   AAR CEO: Our cargo system business, signed a contract during the year with FEDEX to supervise the cargo system conversions for the MD11s. Following September 11th, the major freight carriers put that activity on hold and slowed down the conversion process. As the time has elapsed since September 11th, we're seeing those aircraft now go back into the conversion process. We anticipate deliveries on these systems throughout this next fiscal year.


                                                          AAR CORPORATION
                                                       Moderator: AAR CEO
                                                     06-27-02/10:30 am CT
                                                    Confirmation # 602201
                                                                   Page 6


   Participant:   Okay.  So we could anticipate that particular activity
                  being more robust over the next six to nine months as opposed to the last six to nine months.

   AAR CEO:       Yes. That's correct.

   Participant:   Okay.  I guess my only other question would be for Tim
                  - could we shed a little light on the ramp-up in current liabilities? Is that mainly about short-term debt or is it something else?

   AAR: No, it's short-term debt. We ended the quarter with $34 million of cash in the bank and $40 million drawn on our lines. At the end of the 3rd quarter, we had drawn $20 million on our lines.

   Participant:   Okay.  Thanks a lot.

   Operator:      And our next questioner.

   Participant:   Thanks.  Congratulations on the good earnings report in
                  this difficult environment. I have two questions. My first was regarding the regional jet market, could you give us a better understanding of that market and in terms of how much revenues you currently derive from serving it?

   AAR CEO: Yes. Currently, the market represents about 6% of our total revenues. And we believe that as the jets enter the market, which has been a phenomenon that's been going over the last few years but continues to increase in terms of its relationships to the total world fleet, we believe that that business for us will become as much as 15% of our total revenues.

                  The industry is fairly well characterized by operators who do not have huge infrastructures. They do not have their own maintenance and spare-parts support capabilities. We believe that as the segment grows, as more of these jets come into service, the operators will be calling upon us for additional support. We are seeing that today. You'll see in our highlights for the year, that we signed a couple of meaningful contracts with KLM UK and Lufthansa City Lines, both to support their regional jets.


                                                          AAR CORPORATION
                                                       Moderator: AAR CEO
                                                     06-27-02/10:30 am CT
                                                    Confirmation # 602201
                                                                   Page 7


                  We also have an agreement with an operator in Italy at Pan Airlines to support their (Embraer) air regional jet. And if I were to look at deal flow, I'd see that more of these opportunities are hitting.

   Participant:   So 6, I'm sorry, 6% going to 15, could we see 15% next
                  year without a longer-term goal?

   AAR CEO:       I think you're looking at about two years.

   Participant:   Okay, two years.  That's great.  My second question is
                  a clarification of an earlier question regarding the liabilities. And if I look at, I guess, the debt, the short-term debt, the long-term debt, I guess it's 259 million. Does that include trade notes payable?

   AAR CEO:       Yes, it does.

   Participant:   So the trade notes are...

   AAR CEO:       Yes, the trade notes payable...

   Participant:   Are in the 259 million of debt at the end of the year?

   AAR CEO:       Includes all of our notes payable, yes.

   Participant:   So, did you - I'm a little bit confused by the figure
                  then.  Did you retire that 65 million that was due
                  November of '01?

   AAR CEO: Yes, we did. And we refinanced it with a $75 million private placement.

   Participant:   Right.  And you also raised $36 million of stocks, so I
                  don't understand why the liabilities...

   Participant:   Why are they there then?

   AAR CEO: The short-term liabilities went up because we drew down on our revolvers, the $40 million that I explained earlier.

   Participant:   Right.

   AAR CEO: The long-term debt went up $30 million because we converted some leases for aircrafts and engines to long-term debt. That's $30 million.


                                                          AAR CORPORATION
                                                       Moderator: AAR CEO
                                                     06-27-02/10:30 am CT
                                                    Confirmation # 602201
                                                                   Page 8


   Participant:   I'm sorry, so you converted - could you say that again,
                  the leases?

   AAR CEO: We converted some leases of airplanes and engines from operating leases to notes payable -- long-term notes payable. And that caused the long-term debt to go up by $30 million.

   Participant:   And you drew on the revolver?

   AAR CEO: We increased our borrowings from the revolver from 20 million in the 3rd quarter to 40 million in the 4th quarter.

   Participant:   So you're just better positioned now from a liquidity
                  point of view. You have more cash, and you have more debt. But I guess the thing that I didn't know was the conversion of these leases into debt.

   AAR CEO:       Right.

   Participant:   Could more of the leases convert to debt?

   AAR CEO: I think, right now, we're situated where we want to be. There's about $30 million of additional leases out there, but, for the time being, we plan to have them stay out there as leases.

   Participant:   What drives the decision to convert leases to debt?
                  How does that happen?

   AAR CEO: It is just based on our interest in getting the amount of off-balance sheet leases that we have out there down. We began the year with $86 million of these leases, and we're ending the year at 30 million.

   Participant:   Okay.  Thank you for the clarification.

   Operator:      And our next questioner.

   Participant:   Good morning, guys.

   AAR CEO:       Hi.

   Participant:   A question.  You did some consolidation of, you know,
                  the branches on your distribution system.  What impact


                                                          AAR CORPORATION
                                                       Moderator: AAR CEO
                                                     06-27-02/10:30 am CT
                                                    Confirmation # 602201
                                                                   Page 9


                  did that have on your airline sales and your general aviation sales?

   AAR CEO: Okay, the impact on the commercial sales has been negligible; the branches were not handling commercial sales. It had an impact on the GA sales but, you know, the impact there has been pretty much what we anticipated. The impact has been, on the sales, has been less than the benefit from the cost reduction. So the business is in better financial shape today than it was before the consolidation of the GA branches.

   Participant:   So is there any impact on your overall distribution
                  business?  It sounds like it was pretty minimal?

   AAR CEO:       Yes.  We're actually positive.

   Participant:   Yes.

   AAR CEO:       And going forward, we believe more positive.

   Participant:   Okay.  You know, you sound like that business is
                  starting to pick up a little bit maybe because I'm hearing, you know, a lot of people are getting inquiries now?

   AAR CEO: Yes, well definitely, if you take a look at American Airlines, for instance, where we have a three-year contract, our business had been running at about $500,000 a month. Through April, from September through April, they've been running about 200,000 a month. The month of May it got back up to ensure the $500,000 level. So, that's anecdotal for that business. We are contemplating and expecting an improvement in the commercial side of that business, the airline side of that business going forward.

   Participant:   Turning to your airframe MRO operations, do you right
                  now have any repair certificates for the ERJ or the CRJ out of Oklahoma or anything?

   AAR CEO: We're in the process of getting all the tooling that we need for the CRJ. We're about two pieces of tooling away from having that capability. The certificate that we already have the certificate allows us to do repairs on the aircrafts.


                                                          AAR CORPORATION
                                                       Moderator: AAR CEO
                                                     06-27-02/10:30 am CT
                                                    Confirmation # 602201
                                                                  Page 10


                  We just need - we've been sending people to training now for the last six months. So, our technicians are trained, our managers are trained, we're now looking for a couple of pieces of tooling that are on order. And we expect to have that tooling and to be in a position to service those aircraft within the next three to six months period.

   Participant:   And then, you're going to go after the ERJs as well?

   AAR CEO: Right now, in North America, we see more of an opportunity today on the CRJs. We are doing ERJ maintenance, component maintenance in Europe, and doing that quite well, but at this moment, we're more focused on the CRJ. We may move to the ERJ but that will be customer-driven.

   Participant:   And now, are you going to get involved on, you know,
                  doing any of the engine parts for the -- you know, for the engines, either of those two aircrafts and maybe doing any engine leasing or pulling or anything?

   AAR CEO: You know, that's not really contemplated at this time. GE has a very strong position, particularly around the CRJ, the CF34, so we are not being overly aggressive in that area at this time.

                  Now, we are being aggressive on the part side, on the airplane part side, and we're building a nice little business around supporting those aircraft.

   Participant:   Thank you.

   AAR CEO:       Thank you.

   Operator:      And just as a reminder, if you do have a question or a
                  comment today, please press star, followed by the digit
                  1 on your touchtone phone at this time. Once again, that is star, followed by the digit 1 on your touchtone phone.

                  We'll now take a question.

   Participant:   Hi! If you went over this, I missed it.  But could you
                  just break out the details on working capital, inventories and receivables?


                                                          AAR CORPORATION
                                                       Moderator: AAR CEO
                                                     06-27-02/10:30 am CT
                                                    Confirmation # 602201
                                                                  Page 11


   AAR CEO: Yes. Receivables were 77.5 million up from 71 million in February. The increase is due to a higher sales in May, as well as lower use of our securitization program by $4 million.

                  Inventory went from 235 to 238. And cash was flat at 34 million. Payables did come down as we paid off some extended terms notes that we had received from some of our suppliers, so that cause the reduction in accounts payable of about $10 million.

   Participant:   Okay.  Could you just characterize kind of the trend of
                  business through the quarter? You talked a little bit about American Airlines specifically but just, you know, overall?

   AAR CEO: March and April were somewhat disappointing. The month of May was the best month we've had since September or rather since, I guess, August. It was profitable and, you know, we're somewhat optimistic as a result of May's result.

   Participant:   So, the trend - you're starting to show some signs of
                  life here as we move further into the year.

   AAR CEO:       Yes.

   Participant:   Good.  Thanks very much.  That's it for me.

   Operator:      We'll take our next question.

   Participant:   Yes, just a couple of maintenance questions.  What was
                  cap ex for the year in depreciation and amortization, and what do you expect it to be for this current year?

   AAR CEO:       It was 12.1 million, for the year.

   Participant:   For cap ex?

   AAR CEO: For cap ex, yes. And depreciation and amortization was 17.8, and we expect approximately the same in the upcoming fiscal year.

   Participant:   Okay.  And then, in terms of trends of business, I
                  think that June was continuing along at the base that May was.


                                                          AAR CORPORATION
                                                       Moderator: AAR CEO
                                                     06-27-02/10:30 am CT
                                                    Confirmation # 602201
                                                                  Page 12


   AAR CEO: Of course, we're into the first - well, I guess, we're coming down towards closing in June. June should be on plan to where we expect it to be.

   Participant:   Okay.  Bye.

   AAR CEO:       Thank you.

   Operator:      And, once again, we'll now take a follow-up question.

   Participant:   Yes, given the short rebound we're seeing in May in
                  terms of the business, are you guys comfortable with the current consensus for '03?

   AAR CEO:       Hold on a second.

   Participant:   It's 38 cents.

   AAR CEO: [The current street consensus of 10 cents - 55 cents] is in the ballpark.

   Participant:   Okay.  So you guys feel good about it?  Thank you.

   AAR CEO:       Okay.

   Operator:      Okay.  And there are no further questions at this time,
                  Mr. Storch. I'll turn the call over to AAR for any additional or closing comments.

   AAR CEO: Okay. Well, I appreciate your attention today and look forward to the next conference call 90 days from now. Thank you for your support.

   Operator:      And that does conclude today's conference call.  We'd
                  like to thank everyone for their participation and wish everyone a good day.

   END